UQM TECHNOLOGIES, INC.

Additional Materials for Annual Meeting of Shareholders

To be Held on September 24, 2015

These Additional Materials for Annual Meeting of Shareholders are dated August 20, 2015 and supplement the Notice of Annual Meeting of Shareholders and Proxy Statement of UQM Technologies, Inc. (“UQM”) dated August 5, 2015.

On August 20, 2015, UQM filed a Report on Form 8-K announcing that on August 14, 2015, UQM’s audit committee of its board of directors had dismissed Grant Thornton LLP (“GT”) as UQM’s independent accounting firm and on that same date engaged Hein & Associates LLP to serve as the independent accounting firm for UQM.

As a result of its change of independent accounting firms, the board of directors of UQM is withdrawing Proposal 4 from the shareholder vote of UQM’s annual meeting on September 24, 2015.  Proposal 4 was the ratifying vote of the appointment of GT as UQM’s independent auditors for the fiscal year ending March 31, 2016.  The Company does not intend to submit at the upcoming Annual Meeting any other proposal for ratification with respect to the appointment of auditors.

As a result of the removal of Proposal 4, the Company notes the following important matters regarding voting:

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proxy cards or voting instructions previously received and providing directions for the voting on Proposals 1 (election of directors), 2 (approving on an advisory basis the compensation for the Company’s named executive officers, and 3 (amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 75 million) will remain valid and will be voted on those proposals as directed;

•	proxy cards or voting instruction received or received in the future and providing directions on Proposal 4 will not be voted on Proposal 4;

•	the Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 4; and

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if you already submitted a proxy card or voting instuctions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change the vote you previously case on any of Proposals 1, 2 or 3.  You may change your vote at any time prior to the Annual Meeting.  See “What if I change my mind after I return my proxy?” under “SUMMARY” in the Proxy Statement.